Exhibit 99.1

CrossAmerica Partners LP Reports Fourth Quarter and Year-End 2019 Results

-	Reported Fourth Quarter 2019 Operating Income of $9.4 million and Net Income of $4.3 million compared to Operating Income of $15.5 million and Net Income of $7.7 million for the Fourth Quarter 2018
-

Generated Fourth Quarter 2019 Adjusted EBITDA of $25.6 million and Distributable Cash Flow of $18.8 million, respectively. Fourth Quarter 2018 Adjusted EBITDA was $28.7 million and Distributable Cash Flow was $21.0 million, when adjusting for the new lease accounting guidance (ASC 842)

-	Distributed 253.9 million wholesale fuel gallons during the fourth quarter 2019 at an average wholesale fuel margin per gallon of 6.8 cents
-	Reported Full Year 2019 Operating Income of $43.3 million and Net Income of $18.1 million compared to Operating Income of $35.0 million and Net Income of $5.2 million for the Full Year 2018
-

Generated Full Year 2019 Adjusted EBITDA of $103.7 million and Distributable Cash Flow of $80.1 million, respectively. Full Year 2018 Adjusted EBITDA was $106.1 million and Distributable Cash Flow was $76.3 million, when adjusting for the new lease accounting guidance

-	Distributed 1.0 billion wholesale fuel gallons during the full year 2019 at an average wholesale fuel margin per gallon of 7.2 cents
-

Distribution Coverage for the Full Year 2019 was 1.11 times compared to 1.03 times for the Full Year 2018 and 1.04 times for the Fourth Quarter 2019 compared to 1.19 times for the Fourth Quarter 2018. Distribution Coverage for the Full Year 2018 was 1.01 times and 1.16 times for the Fourth Quarter 2018, respectively, when adjusting for the new lease accounting guidance

-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Fourth Quarter 2019.

Allentown, PA February 25, 2020 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the fourth quarter and year ended December 31, 2019.

“We reported Adjusted EBITDA of $103.7 million and Distributable Cash Flow of $80.1 million for the full year of 2019 and maintained our quarterly distribution of $0.5250 per unit. In November of 2019, we began a new chapter for the partnership and have taken additional steps since then to position CrossAmerica for future success,” said Charles Nifong, CEO and President of CrossAmerica. “We have eliminated the IDRs and have announced an acquisition of retail and wholesale assets, returning the Partnership into the retail space. We look forward to closing on this acquisition along with the remaining asset exchanges with Circle K. Our focus in 2020 is on closing and integrating these acquisitions and continuing to find efficiencies in the business with our overall goal being to generate value for our unitholders.”

Fourth Quarter Results

Consolidated Results

For the fourth quarter 2019, the Partnership reported Operating income of $9.4 million compared to Operating income of $15.5 million achieved in the fourth quarter 2018. Net income was $4.3 million or $0.12 per diluted common unit for the three-month period ended December 31, 2019, compared to $7.7 million or $0.22 per diluted common unit for the same period in 2018. Adjusted EBITDA was $25.6 million for the fourth quarter 2019 compared to $30.5 million for the same period in 2018, representing a decline of 16%. Adjusted EBITDA for the fourth quarter 2018 was $28.7 million, when adjusting for the new lease accounting guidance. Distributable Cash Flow was $18.8 million for the three months ended December 31, 2019 compared to Distributable Cash Flow of $21.4 million for the three months ended December 31, 2018. Distributable Cash Flow for the fourth quarter 2018 was $21.0 million, when adjusting for the new lease accounting guidance. The decline in operating income, Adjusted EBITDA and Distributable Cash Flow was primarily related to a decrease in gross profit in both the Wholesale and Retail segments primarily driven by weaker dealer tank wagon (DTW) and retail fuel margins due to less favorable movements in crude oil prices in the fourth quarter 2019 as compared to the fourth quarter 2018. Also contributing to the decline was the result of the new lease accounting guidance. Lease payments on CrossAmerica’s previous sale-leaseback transactions totaling $1.8 million were characterized as principal and interest expense in 2018, whereas such payments were characterized as rent expense in 2019. This was partially offset by a $4.6 million decline in operating expenses for the fourth quarter 2019 when compared to the fourth quarter 2018.

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio, which non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release. A reconciliation for the fourth quarter and full year 2018 lease accounting (ASC 842) adjusted dollar amounts are also provided in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Wholesale Segment

During the fourth quarter 2019, CrossAmerica’s Wholesale segment generated $32.7 million in gross profit compared to $35.1 million in gross profit for the fourth quarter 2018, representing a decrease of 7%. The Partnership distributed, on a wholesale basis, 253.9 million gallons of motor fuel at an average wholesale gross profit of $0.068 per gallon, resulting in motor fuel gross profit of $17.3 million for the fourth quarter 2019. For the three-month period ended December 31, 2018, CrossAmerica distributed, on a wholesale basis, 255.0 million gallons of fuel at an average wholesale gross profit of $0.076 per gallon, resulting in motor fuel gross profit of $19.4 million. The 11% decrease in motor fuel gross profit was primarily due to an 11% lower margin per gallon as a result of less favorable movements in crude prices that led to a decrease in CrossAmerica’s dealer tank wagon (DTW) margins year-over-year. The average daily spot price of West Texas Intermediate crude oil declined approximately 5% to $56.82 per barrel during the fourth quarter 2019 as compared to $59.97 per barrel during the same period in 2018.

CrossAmerica’s gross profit from rent and other for the Wholesale segment, which primarily consists of rental income, was $15.4 million for the fourth quarter 2019 compared to $15.7 million for the fourth quarter 2018, representing a decrease of 2%. This was primarily as a result the new lease accounting guidance. Lease payments on CrossAmerica’s previous sale-leaseback transactions totaling $1.7 million were characterized as principal and interest expense in 2018, whereas such payments were characterized as rent expense in 2019. When adjusting for the new lease accounting guidance, gross profit from rent and other increased 10%. Partially offsetting this decline was the incremental rent margin from the closed asset exchange transactions with Circle K, the impact of converting commission sites in the Retail segment to lessee dealer sites in the Wholesale segment and the dealerization of 46 company operated Upper Midwest sites in the third quarter 2019.

Operating expenses increased $1.0 million primarily as a result of higher insurance costs and a general increase in operating expenses driven by the increase in the number of controlled sites due particularly to the closed asset exchange transactions and the dealerization of 46 company operated Upper Midwest sites in the third quarter 2019.

Adjusted EBITDA for the Wholesale segment was $27.8 million for the fourth quarter 2019 compared to $31.5 million for the same period in 2018. Adjusted EBITDA for the Wholesale segment for the fourth quarter 2018 was $29.8 million, when adjusting for the new lease accounting guidance. As discussed above, the year-over-year decrease was primarily driven by the new lease accounting guidance along with a decline in dealer tank wagon (DTW) margins, which was partially offset by the closed asset exchange transactions and dealerization noted above (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Retail Segment

For the fourth quarter 2019, the Partnership sold 31.5 million gallons of motor fuel at an average retail motor fuel gross profit of $0.015 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $0.5 million. For the same period in 2018, CrossAmerica sold 48.7 million gallons in its Retail segment at an average gross profit of $0.063 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $3.1 million. The $2.6 million decline in motor fuel gross profit is attributable due to a 35% decrease in volume driven by the conversion of commission sites in the Retail segment to lessee dealer sites in CrossAmerica’s Wholesale segment, the divestiture of 17 company operated Upper Midwest sites in May 2019 in connection with the first tranche of the asset exchange with Circle K and the dealerization of 46 company operated Upper Midwest sites in the third quarter 2019. As a result, the lower retail fuel margins in CrossAmerica’s commission agent business comprised a larger percentage of the overall retail fuel margins in the fourth quarter 2019 as compared to the fourth quarter 2018.

With the dealerization of the 46 company operated Upper Midwest sites occurring in the third quarter 2019, the Partnership did not generate gross profits from merchandise and services during the fourth quarter 2019. CrossAmerica generated $5.5 million in gross profit from merchandise and services in the fourth quarter 2018. Gross profit from rent and other for the Retail segment was $1.8 million for the fourth quarter 2019 compared to $1.7 million for the same period in 2018, reflecting an increase of 5%. Adjusted EBITDA for the Retail segment was $0.8 million for the fourth quarter 2019 compared to $3.1 million for the fourth quarter 2018.

The decline in gross profit and Adjusted EBITDA were primarily due to divestitures and dealerization noted above (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $18.8 million for the three-month period ended December 31, 2019, compared to $21.4 million for the same period in 2018. Distributable Cash Flow was $21.0 million for the three-month period ended December 31, 2018, when adjusting for the new lease accounting guidance. The decrease in Distributable Cash Flow was due primarily to a decline in both the Wholesale and Retail segments, primarily driven by a decrease in motor fuel gross profit. This was partially offset by a decline in operating expenses and interest expense. The Distribution Coverage Ratio was 1.04 times for the three months ended December 31, 2019 as compared to 1.19 times for the three months ended December 31, 2018. Adjusting for the new lease accounting guidance, the Distribution Coverage Ratio would have been 1.16 times for the three months ended December 31, 2018 (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Twelve Months

Consolidated Results

Operating income was $43.3 million for the full year 2019 compared to Operating income of $35.0 million achieved in the full year 2018, reflecting an increase of 24%. Net income was $18.1 million or $0.51 per diluted common unit for the twelve-month period ended December 31, 2019, compared to $5.2 million ($0.11 per diluted common unit) for the same period in 2018 or an increase of $12.8 million. The increase in operating income was primarily driven by a 15% reduction in overall operating expenses. The year-over-year increase in net income was primarily due to the reduction in overall operating expenses along with a $5.9 million decline in interest expense.

Adjusted EBITDA was $103.7 million for the full year 2019 compared to $113.4 million for the same period in 2018, representing a decline of 9%. Adjusted EBITDA for the full year 2018 was $106.1 million, when adjusting for the new lease accounting guidance. The decrease in Adjusted EBITDA was primarily as a result of the new lease accounting guidance. Lease payments on CrossAmerica’s previous sale-leaseback transactions totaling $7.2 million were characterized as principal and interest expense in 2018, whereas such payments were characterized as rent expense in 2019. Distributable Cash Flow was $80.1 million for the twelve-month period ended December 31, 2019, compared to $78.0 million for the same period in 2018. Distributable Cash Flow was $76.3 million for the twelve-month period ended December 31, 2018, when adjusting for the new lease accounting guidance (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Wholesale Segment

During the full year 2019, CrossAmerica’s Wholesale segment generated $131.1 million in gross profit compared to $133.0 million in gross profit for the full year 2018, representing a decline of 1%. The Partnership distributed, on a wholesale basis, 1.00 billion gallons of motor fuel at an average wholesale gross profit of $0.072 per gallon, resulting in motor fuel gross profit of $71.9 million for the full year 2019. For the twelve-month period ended December 31, 2018, CrossAmerica distributed, on a wholesale basis, 1.05 billion gallons of fuel at an average wholesale gross profit of $0.067 per gallon, resulting in motor fuel gross profit of $70.0 million. The 3% increase in motor fuel gross profit was primarily due to a $1.5 million improvement in CrossAmerica’s fuel margin from sites in its Alabama market driven by the rebranding of these sites beginning November 1, 2018 and the concurrent change in terms under a subjobber agreement with Circle K. In addition, the closed asset exchange transactions generated incremental fuel margin, partially offset by a $1.8 million reduction in Terms Discounts in 2019 as compared to 2018 due to the decrease in motor fuel prices.

The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil decreased approximately 13% to $56.98 per barrel during the full year 2019 as compared to $65.23 per barrel during the same period in 2018.

CrossAmerica’s gross profit from rent and other for the Wholesale segment, which primarily consists of rental income, was $59.2 million for the full year 2019 compared to $63.0 million for the full year 2018, representing a decrease of 6%. This was primarily as a result the new lease accounting guidance. Lease payments on CrossAmerica’s previous sale-leaseback transactions totaling $6.7 million were characterized as principal and interest expense in 2018, whereas such payments were characterized as rent expense in 2019. When adjusting for the new lease accounting guidance, gross profit from rent and other increased 5%. Partially offsetting this decline was the incremental rent margin from the closed asset exchange transaction with Circle K, the impact of converting commission sites in the Retail segment to lessee dealer sites in the Wholesale segment and the dealerization of 46 company operated Upper Midwest sites in the third quarter 2019.

Operating expenses increased $2.5 million primarily as a result of higher insurance costs and a general increase in operating expenses driven by the increase in the number of controlled sites due particularly to the closed asset exchange transactions and the dealerization of 46 company operated Upper Midwest sites in the third quarter 2019.

Adjusted EBITDA for the Wholesale segment was $113.3 million for the full year 2019 compared to $117.8 million for the same period in 2018 or a decline of 4%. Adjusted EBITDA for Wholesale segment for the full year 2018 was $111.2 million, when adjusting for the new lease accounting guidance. As discussed above, the year-over-year decrease was primarily driven by the new lease accounting guidance, partially offset by an increase in motor fuel gross profit (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Retail Segment

For the full year 2019, the Partnership sold 160.1 million gallons of motor fuel at an average retail motor fuel gross profit of $0.032 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $5.1 million. For the same period in 2018, CrossAmerica sold 208.1 million gallons in its Retail segment at an average gross profit of $0.047 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $9.8 million. The $4.7 million decline in motor fuel gross profit is attributable to a 23% decrease in volume driven by the 2018 divestitures of seven company operated Upper Midwest and two commission agent sites mandated by FTC orders, the conversion of commission sites in CrossAmerica’s Retail segment to lessee dealer sites in the Wholesale segment, the divestiture of 17 company operated Upper Midwest sites in May 2019 in connection with the first tranche of the asset exchange with Circle K and the dealerization of 46 company operated Upper Midwest sites in the third quarter 2019. As a result, the lower retail fuel margins in the Partnership’s commission agent business comprised a larger percentage of the overall retail fuel margins in 2019 as compared to 2018.

During the year, the Partnership generated $11.7 million in gross profit from merchandise and services versus $24.1 million for the same period in 2018, a decline of $12.4 million, primarily as a result of the September 2018 divestitures of seven company operated Upper Midwest sites mandated by FTC orders, the May 2019 first tranche of the asset exchange with Circle K and the dealerization of 46 company operated Upper Midwest sites in the third quarter 2019. Adjusted EBITDA for the Retail segment was $3.2 million for the full year 2019 compared to $8.4 million for the full year 2018.

The decrease in gross profit and Adjusted EBITDA were primarily due to the divestitures and dealerization noted above (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $80.1 million for the twelve-month period ended December 31, 2019, compared to $78.0 million for the same period in 2018. Distributable Cash Flow was $76.3 million for the twelve-month period ended December 31, 2018, when adjusting for the new lease accounting guidance. The increase in Distributable Cash Flow was due primarily to a current tax benefit generated by the closed asset exchange transactions as well as the dispenser upgrades and rebranding costs at CrossAmerica’s Alabama sites and the reduction in operating and general and administrative expenses, partially offset by the impact of the FTC divestitures and the new lease accounting guidance. The Distribution Coverage Ratio was 1.11 times for the twelve months ended December 31, 2019 as compared to 1.03 times for the twelve months ended December 31, 2018. Adjusting for the new lease accounting guidance, the Distribution Coverage Ratio would have been 1.01 times for the twelve months ended December 31, 2018 (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Liquidity and Capital Resources

As of February 21, 2020, after taking into consideration debt covenant constraints, approximately $79.0 million was available for future borrowings under the Partnership's revolving credit facility. As of December 31, 2019, CrossAmerica had $519.0 million outstanding on its revolving credit facility.

Distributions

On January 22, 2020, the Board of the Directors of CrossAmerica’s General Partner (the “Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the fourth quarter of 2019. As previously announced, the distribution was paid on February 10, 2020 to all unitholders of record as of February 3, 2020. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Purchase of the General Partner by Subsidiaries Controlled by the Topper Group

On November 19, 2019, subsidiaries of Dunne Manning Partners LLC (DMP), which is controlled by Joseph V. Topper, Jr., purchased from subsidiaries of Circle K: 1) 100% of the membership interests in the sole member of CrossAmerica’s General Partner; 2) 100% of the IDRs issued by the Partnership; and 3) an aggregate of 7,486,131 common units of the Partnership (collectively, the “GP Purchase”). Joseph V. Topper, Jr. is the founder and, since November 19, 2019, chairman of the Board.

Equity Restructuring

On January 15, 2020, the Partnership entered into an Equity Restructuring Agreement (the “Equity Restructuring Agreement”) with the General Partner and Dunne Manning CAP Holdings II LLC (“DM CAP Holdings”), a wholly owned subsidiary of DMP, which is controlled by Joseph V. Topper, Jr., the Chairman of the Board.

Pursuant to the Equity Restructuring Agreement, all of the outstanding IDRs of the Partnership, all of which were held by DM CAP Holdings, were cancelled and converted into 2,528,673 newly-issued common units representing limited partner interests in the Partnership based on a value of $45 million and calculated using the 20 business day volume weighted average trading price of CrossAmerica’s common units ended five business days prior to the execution of the Equity Restructuring Agreement.

This transaction closed on February 6, 2020, after the record date for the distribution payable on the Partnership’s common units with respect to the fourth quarter of 2019.

The terms of the Equity Restructuring Agreement were approved by the independent conflicts committee of the Board.

As of February 21, 2020, the Topper Group beneficially owns a 47.7% limited partner interest in the Partnership.

Retail and Wholesale Acquisition

On January 15, 2020, in connection with the Partnership’s strategic reorientation to add retail capability, the Partnership entered into an asset purchase agreement with entities affiliated with Joe Topper, Chairman of CrossAmerica, to acquire the retail operations at 172 sites, wholesale fuel distribution to 114 sites, including 55 third-party wholesale dealer contracts, and a leasehold interest in at least 53 sites. The purchase price for the assets is $36 million, with $21 million paid in cash and 842,891 in newly issued CAPL common units. The newly issued CAPL common units have a total equity value of approximately $15 million based on a 20-day volume weighted average price. The Partnership will also acquire for cash the inventory related to the sites. The Partnership expects to finance the aggregate cash consideration with borrowings under its credit facility.

The closing of the transactions contemplated by the Asset Purchase Agreement is expected to occur prior to the end of the second quarter of 2020 and is subject to closing conditions and purchase price adjustments customary in comparable transactions.

The terms of the Asset Purchase Agreement were approved by the independent conflicts committee of the Board.

Conference Call

The Partnership will host a conference call on February 26, 2020 at 9:00 a.m. Eastern Time to discuss its fourth quarter and year-end 2019 earnings results. The conference call numbers are 877-420-2982 or 847-619-6129 and the passcode for both is 5577665#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to https://caplp.gcs-web.com/webcasts-presentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5577665#. An archive of the webcast will be available on the investor section of the CrossAmerica website at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

(Unaudited)

	December 31,
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$1,780	$3,191
Accounts receivable, net of allowances of $557 and $607, respectively	32,160	16,160
Accounts receivable from related parties	4,299	9,697
Inventories	6,230	14,083
Assets held for sale	13,231	2,218
Other current assets	5,795	5,513
Total current assets	63,495	50,862
Property and equipment, net	565,916	647,413
Right-of-use assets, net	120,767	—
Intangible assets, net	44,996	59,063
Goodwill	88,764	88,764
Other assets	21,318	20,820
Total assets	$905,256	$866,922

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$2,471	$2,296
Current portion of operating lease obligations	23,485	—
Accounts payable	57,392	32,632
Accounts payable to related parties	431	25,045
Accrued expenses and other current liabilities	16,382	17,871
Motor fuel taxes payable	12,475	10,604
Total current liabilities	112,636	88,448
Debt and finance lease obligations, less current portion	534,859	519,276
Operating lease obligations, less current portion	100,057	—
Deferred tax liabilities, net	19,369	19,929
Asset retirement obligations	35,589	32,747
Other long-term liabilities	24,349	95,589
Total liabilities	826,859	755,989

Commitments and contingencies

Equity:
Common units—(34,494,441 and 34,444,113 units issued and outstanding at December 31, 2019 and 2018, respectively)	78,397	110,933
General Partner’s interest	—	—
Total Partners’ Capital	78,397	110,933
Total liabilities and equity	$905,256	$866,922

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF INCOME

(Thousands of Dollars, except unit and per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating revenues(a)	$512,379	$547,242	$2,149,429	$2,445,917
Costs of sales	477,334	502,168	1,994,792	2,273,122
Gross profit	35,045	45,074	154,637	172,795

Income from CST Fuel Supply equity interests	3,681	3,924	14,768	14,948
Operating expenses:
Operating expenses	10,013	14,625	52,554	61,919
General and administrative expenses	4,385	4,126	16,849	17,966
Depreciation, amortization and accretion expense	15,412	15,124	55,032	66,549
Total operating expenses	29,810	33,875	124,435	146,434
Gain (loss) on dispositions and lease terminations, net	525	381	(1,648)	(6,297)
Operating income	9,441	15,504	43,322	35,012
Other income, net	172	86	524	373
Interest expense	(5,895)	(8,518)	(27,000)	(32,872)
Income before income taxes	3,718	7,072	16,846	2,513
Income tax benefit	(540)	(611)	(1,230)	(2,733)
Net income	4,258	7,683	18,076	5,246
Less: net loss attributable to noncontrolling interests	—	—	—	(5)
Net income attributable to limited partners	4,258	7,683	18,076	5,251
IDR distributions	(134)	(133)	(533)	(1,579)
Net income available to limited partners	$4,124	$7,550	$17,543	$3,672

Basic and diluted earnings per common unit	$0.12	$0.22	$0.51	$0.11

Weighted-average common units:
Basic common units	34,475,688	34,444,113	34,454,369	34,345,298
Diluted common units(b)	34,498,591	34,449,286	34,484,801	34,345,298

Supplemental information:
(a) Includes excise taxes of:	$16,362	$22,945	$78,004	$97,929
(a) Includes revenues from fuel sales to and rental income from related parties of:	54,913	83,286	297,568	433,740
(b) Diluted common units were not used in the calculation of diluted earnings per common unit for 2018 because to do so would have been antidilutive.

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Gross profit:
Motor fuel–third party	$12,314	$9,896	$45,117	$37,323
Motor fuel–intersegment and related party	4,957	9,500	26,801	32,696
Motor fuel gross profit	17,271	19,396	71,918	70,019
Rent and other(a)	15,382	15,665	59,231	62,989
Total gross profit	32,653	35,061	131,149	133,008
Income from CST Fuel Supply equity interests(b)	3,681	3,924	14,768	14,948
Operating expenses	(8,521)	(7,511)	(32,618)	(30,108)
Adjusted EBITDA(c)	$27,813	$31,474	$113,299	$117,848
Motor fuel distribution sites (end of period):(d)
Motor fuel–third party
Independent dealers(e)	369	362	369	362
Lessee dealers(f)	648	500	648	500
Total motor fuel distribution–third party sites	1,017	862	1,017	862
Motor fuel–intersegment and related party
DMS (related party)(g)	68	86	68	86
Circle K (related party)(h)	28	43	28	43
Commission agents (Retail segment)	169	170	169	170
Company operated retail sites (Retail segment)(i)	—	63	—	63
Total motor fuel distribution–intersegment and related party sites	265	362	265	362
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	1,024	854	938	834
Motor fuel-intersegment and related party distribution	265	368	318	408
Total motor fuel distribution sites	1,289	1,222	1,256	1,242
Volume of gallons distributed (in thousands)
Third party	192,701	166,533	706,759	653,535
Intersegment and related party	61,171	88,478	297,235	393,725
Total volume of gallons distributed	253,872	255,011	1,003,994	1,047,260

Wholesale margin per gallon	$0.068	$0.076	$0.072	$0.067

(a)

See “Impact of Adopting New FASB Lease Accounting Guidance” section of this release for additional information regarding the impact of adopting ASC 842 effective January 1, 2019, which impacted rent and other gross profit for the three and twelve months ended December 31, 2019, resulting in results for the three and twelve months ended December 31, 2019 not being comparable to CrossAmerica’s results for the three and twelve months ended December 31, 2018.

(b)	Represents income from the Partnership’s equity interest in CST Fuel Supply.
(c)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures.”
(d)	In addition, as of December 31, 2019 and 2018, respectively, CrossAmerica distributed motor fuel to 13 sub-wholesalers who distributed to additional sites.
(e)

The increase in the independent dealer site count from December 31, 2018 to December 31, 2019 was primarily attributable to the closed asset exchange transactions with Circle K, which resulted in 15 Circle K sites being converted to independent dealer sites, partially offset by the termination or non-renewal of fuel supply contracts, a significant number of which were low margin.

(f)

The increase in the lessee dealer site count from December 31, 2018 to December 31, 2019 was primarily attributable to converting sites operated by DMS and commission agents to lessee dealers, the closed asset exchange transactions with Circle K and the dealerization of 46 company operated sites.

(g)	The decrease in the DMS site count from December 31, 2018 to December 31, 2019 was primarily attributable to converting DMS sites to lessee dealer sites.
(h)

The decrease in the Circle K site count from December 31, 2018 to December 31, 2019 was primarily attributable to the closed asset exchange transactions with Circle K, which resulted in 15 Circle K sites being converted to independent dealer sites.

(i)

The decrease in the company operated retail site count from December 31, 2018 to December 31, 2019 was primarily attributable to the first tranche of the asset exchange with Circle K and the dealerization of 46 company operated sites.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of retail sites, gallons sold per day and per gallon amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Gross profit:
Motor fuel	$463	$3,061	$5,147	$9,820
Merchandise and services	—	5,463	11,676	24,106
Rent and other(a)	1,788	1,707	6,302	6,314
Total gross profit	2,251	10,231	23,125	40,240
Operating expenses	(1,492)	(7,114)	(19,936)	(31,811)
Adjusted EBITDA(b)	$759	$3,117	$3,189	$8,429

Retail sites (end of period):
Commission agents	169	170	169	170
Company operated retail sites(c)	—	63	—	63
Total system sites at the end of the period	169	233	169	233

Total system operating statistics:
Average retail fuel sites during the period	169	239	206	245
Motor fuel sales (gallons per site per day)	2,027	2,220	2,127	2,327
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.015	$0.063	$0.032	$0.047

Commission agents statistics:
Average retail fuel sites during the period	169	176	170	177
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.015	$0.013	$0.015	$0.015

Company operated retail site statistics:
Average retail fuel sites during the period	—	63	36	68
Motor fuel gross profit per gallon, net of credit card fees	n/a	$0.171	$0.101	$0.115
Merchandise and services gross profit percentage, net of credit card fees	n/a	25.0%	23.6%	24.7%

(a)

See “Impact of Adopting New FASB Lease Accounting Guidance” section of this release for additional information regarding the impact of adopting ASC 842 effective January 1, 2019, which impacted rent and other gross profit for the three and twelve months ended December 31, 2019, resulting in results for the three and twelve months ended December 31, 2019 not being comparable to CrossAmerica’s results for the three and twelve months ended December 31, 2018.

(b)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure regarding Non-GAAP Financial Measures” below.
(c)	The decrease in the company operated retail site count from December 31, 2018 to December 31, 2019 was primarily due to the first tranche of the asset exchange with Circle K and the dealerization of 46 company operated sites.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes and depreciation, amortization and accretion, which includes certain impairment charges. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and operating expenses payable to affiliates of the general partner, gains or losses on dispositions and lease terminations, certain acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired companies, and certain other non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the Partnership’s financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing CrossAmerica’s financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in CrossAmerica’s industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income available to limited partners(a)	$4,124	$7,550	$17,543	$3,672
Interest expense	5,895	8,518	27,000	32,872
Income tax benefit	(540)	(611)	(1,230)	(2,733)
Depreciation, amortization and accretion	15,412	15,124	55,032	66,549
EBITDA(a)	24,891	30,581	98,345	100,360
Equity funded expenses related to incentive compensation and the Circle K Omnibus Agreement(b)	699	141	1,246	3,781
(Gain) loss on dispositions and lease terminations, net (c)	(525)	(381)	1,648	6,297
Acquisition-related costs (d)	521	205	2,464	2,914
Adjusted EBITDA(a)	25,586	30,546	103,703	113,352
Cash interest expense(a)	(5,644)	(8,211)	(25,973)	(31,338)
Sustaining capital expenditures (e)	(1,177)	(370)	(2,406)	(2,443)
Current income tax benefit (expense)(f)	10	(524)	4,799	(1,528)
Distributable Cash Flow(a)	$18,775	$21,441	$80,123	$78,043
Weighted average diluted common units	34,499	34,449	34,485	34,345
Distributions paid per limited partner unit (g)	$0.5250	$0.5250	$2.1000	$2.2025
Distribution Coverage Ratio (a)(h)	1.04x	1.19x	1.11x	1.03x

(a)

As further discussed in the “Impact of Adopting New FASB Lease Accounting Guidance” section of this release. CrossAmerica adopted ASC 842 effective January 1, 2019, and as a result, the Partnership’s results for the three and twelve months ended December 31, 2019 are not directly comparable to the results for the three and twelve months ended December 31, 2018. Most significantly, payments on CrossAmerica’s previous failed sale-leaseback obligations were characterized as principal and interest expense in periods prior to 2019. Starting in 2019, these payments are characterized as rent expense. These payments for the Wholesale and Retail segments amounted to approximately $1.7 million and $0.1 million for the three months ended December 31, 2018 and $6.7 million and $0.5 million for the twelve months ended December 31, 2018, respectively. Of the total payments, $1.4 million and $5.5 million were classified as interest expense for the three and twelve months ended December 31, 2018, respectively.

(b)

As approved by the independent conflicts committee of the Board, the Partnership and Circle K mutually agreed to settle certain amounts due under the terms of the Circle K Omnibus Agreement in limited partner units of the Partnership. All charges allocated to CrossAmerica under the Circle K Omnibus Agreement since the first quarter of 2018 have been paid by the Partnership in cash.

(c)

In June 2018, the Partnership executed master fuel supply and master lease agreements with a third-party multi-site operator of retail motor fuel stations, to which CrossAmerica transitioned 43 sites in Florida from DMS in the third quarter of 2018. The master fuel supply and master lease agreements have an initial 10-year term with four 5-year renewal options. During the second quarter of 2018, in connection with this transition, CrossAmerica accrued a $3.8 million contract termination payment, which was paid to DMS during the third quarter of 2018. Additionally, the Partnership recorded a $2.4 million charge primarily to write off deferred rent income related to the recapture of these sites from the master lease agreement with DMS.

(d)

Relates to certain acquisition related costs, such as legal and other professional fees, severance expenses and purchase accounting adjustments associated with recently acquired businesses. Acquisition-related costs for 2017 include separation benefit costs and retention bonuses paid to certain EICP participants associated with acquisitions of CrossAmerica’s General Partner.

(e)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(f)

Consistent with prior divestitures, the current income tax benefit for the three and twelve months ended December 31, 2019 excludes income tax incurred on the sale of sites in connection with the closed asset exchange transactions  (recorded as a charge against equity). Both periods include the tax benefit of 100% bonus depreciation on the eligible assets acquired in the closed asset exchange transactions as well as the dispenser upgrades and rebranding costs at CrossAmerica’s Alabama sites.

(g)

On January 22, 2020, the Board approved a quarterly distribution of $0.5250 per unit attributable to the fourth quarter of 2019. The distribution was paid on February 10, 2020 to all unitholders of record on February 3, 2020.

(h)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

The table below shows approximate adjustments to CrossAmerica’s Net income available to limited partners, EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage for 2018 as if ASC 842 had been applied (in thousands, except for per unit amounts).

	Three Months Ended December 31, 2018			Year Ended December 31, 2018
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Net income available to limited partners	$7,550	$(8)	$7,542	$3,672	$7	$3,679
Interest expense	8,518	(1,370)	7,148	32,872	(5,518)	27,354
Income tax benefit	(611)	—	(611)	(2,733)	—	(2,733)
Depreciation, amortization and accretion expense	15,124	(429)	14,695	66,549	(1,716)	64,833
EBITDA	30,581	(1,807)	28,774	100,360	(7,227)	93,133
Equity funded expenses related to incentive compensation and the Circle K Omnibus Agreement	141	—	141	3,781	—	3,781
(Gain) loss on dispositions and lease terminations, net	(381)	—	(381)	6,297	—	6,297
Acquisition-related costs	205	—	205	2,914	—	2,914
Adjusted EBITDA	30,546	(1,807)	28,739	113,352	(7,227)	106,125
Cash interest expense	(8,211)	1,370	(6,841)	(31,338)	5,518	(25,820)
Sustaining capital expenditures	(370)	—	(370)	(2,443)	—	(2,443)
Current income tax expense	(524)	—	(524)	(1,528)	—	(1,528)
Distributable Cash Flow	$21,441	$(437)	$21,004	$78,043	$(1,709)	$76,334
Weighted-average diluted common units	34,449	34,449	34,449	34,345	34,345	34,345
Distributions paid per limited partner unit	$0.5250	$0.5250	$0.5250	$2.2025	$2.2025	$2.2025
Distribution Coverage Ratio	1.19x	-0.03x	1.16x	1.03x	-0.02x	1.01x

The following table reconciles the segment Adjusted EBITDA to Consolidated Adjusted EBITDA presented in the table above (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Adjusted EBITDA - Wholesale segment	$27,813	$31,474	$113,299	$117,848
Adjusted EBITDA - Retail segment	759	3,117	3,189	8,429
Adjusted EBITDA - Total segment	$28,572	$34,591	$116,488	$126,277
Reconciling items:
Elimination of intersegment profit in ending inventory balance	141	(218)	363	(453)
General and administrative expenses	(4,385)	(4,126)	(16,849)	(17,966)
Other income, net	172	86	524	373
Equity funded expenses related to incentive compensation and the Circle K Omnibus Agreement	699	141	1,246	3,781
Acquisition-related costs	521	205	2,464	2,914
Net loss attributable to noncontrolling interests	—	—	—	5
IDR distributions	(134)	(133)	(533)	(1,579)
Consolidated Adjusted EBITDA	$25,586	$30,546	$103,703	$113,352

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,300 locations and owns or leases approximately 1,000 sites. With a geographic footprint covering 31 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations:      Randy Palmer, 210-742-8316

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “anticipate”, “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available on the Partnership’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.